                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM 8-A
                               (AMENDMENT NO. 2)


               FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(b) OR (g) OF THE
                        SECURITIES EXCHANGE ACT OF 1934


                           KEY ENERGY SERVICES, INC.
             (Exact name of registrant as specified in its charter)


                Maryland                                 04-2648081
(State of incorporation or organization)    (I.R.S. Employer Identification No.)


                                 6 Desta Drive
                              Midland, Texas 79705
                    (Address of principal executive offices)


       Securities to be registered pursuant to Section 12(b) of the Act:


       Title of Each Class to be             Name of Each Exchange on Which
               Registered                    Each Class is to be Registered

     ------------------------------          ------------------------------
              COMMON STOCK                       NEW YORK STOCK EXCHANGE


      If this form relates to the registration of a class of debt securities and is effective upon filing pursuant to General Instruction A(c)(1), please check the following box. / /

      If this form relates to the registration of a class of debt securities and is to become effective simultaneously with the effectiveness of a concurrent registration statement under the Securities Act of 1933 pursuant to General Instruction A(c)(2), please check the following box. / /

      Securities to be registered pursuant to Section 12(g) of the Act:

                                      NONE
                                (Title of Class)


      This Amendment No. 2 amends the Form 8-A filed on March 27, 1998, as amended on April 26, 1999 (the "Form 8-A"), by Key Energy Services, Inc. (the "Company"). This amendment is being filed to reflect an increase in the Company's authorized capital stock and to amend Item 2 by adding exhibits to the Form 8-A.

ITEM 1. DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

      Item 1 of the Form 8-A is hereby amended and restated in its entirety as follows:

COMMON STOCK

      All shares of capital stock are initially classified as common stock, par value $.10 per share ("Common Stock"). Each share of common stock is entitled to one vote in the election of directors and other corporate matters. The holders of Common Stock do not have cumulative voting rights, which means that the holders of a majority of the votes entitled to be cast by holders of the outstanding Common Stock are able to elect all of the Company's directors. The Common Stock has no redemption provisions and the holders thereof have no preemptive rights. The holders of Common Stock are entitled to receive dividends in such amounts as may be declared by the Board of Directors, as permitted by applicable law, and upon liquidation, dissolution, or winding up of the Company subject to the rights of any preferred stock then outstanding, the holders of Common Stock are entitled to share ratably in the Company's assets according to the number of shares they hold. The transfer agent and registrar for the Common Stock is American Stock Transfer & Trust Company, New York, New York.

      The Board of Directors has the power under the Company's Amended and Restated Articles of Incorporation, as amended, without the need of any stockholder action, to classify and reclassify any unissued shares of capital stock by setting or changing in any one or more respects the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications or terms or conditions of redemption of such shares of stock, except that the Company's Amended and Restated Articles of Incorporation, as amended, provide that no such classification or reclassification shall create a class of stock which (i) may have more than one vote per share, (ii) may be issued in connection with any shareholder rights plans, "poison pill" or other anti-takeover measure, or (iii) may be issued for less than fair consideration, as determined in good faith by the Board of Directors.

ITEM 2. EXHIBITS.

      Item 2 of the Form 8-A is hereby amended by adding the following exhibits thereto:

      Exhibit 8. Articles of Amendment to the Amended and Restated Articles of Incorporation of the Company (Incorporated by reference to Exhibit 3.1 of the Company's Quarterly report on Form 10-Q for the quarter ended March 31, 2000, File No. 1-8038).

      Exhibit 9 Unanimous Consent of the Board of Directors of the Company dated January 11, 2000, limiting the designation of the authorized shares to common stock (Incorporated by reference to Exhibit 3.2 of the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2000, File No. 1-8038).

                                   SIGNATURE

    Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

    Date: December 5, 2002         KEY ENERGY SERVICES, INC.

                                   By: /s/ Francis D. John
                                      --------------------------------
                                           Francis D. John
                                           President and Chief Executive Officer

                                 EXHIBIT INDEX

        Exhibit 8. Articles of Amendment to the Amended and Restated Articles of Incorporation of the Company (Incorporated by reference to Exhibit 3.1 of the Company's Quarterly report on Form 10-Q for the quarter ended March 31, 2000, File No. 1-8038).

        Exhibit 9    Unanimous Consent of the Board of Directors of the
                     Company dated January 11, 2000, limiting the designation of the authorized shares to common stock (Incorporated by reference to Exhibit 3.2 of the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2000, File No. 1-8038).